Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

CRESTVIEW HILLS, KENTUCKY, April 23, 2010 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the first quarter ended March 31, 2010. For the first quarter, the Company reported a decrease in diluted earnings per common share of 48% as compared to the first quarter of 2009. The first quarter results included an additional $2,975,000 provision for loan losses as compared to the first quarter of 2009, which contributed to the decrease in earnings per share as well as net income. Contributing to this increase in the provision for loan losses were higher levels of charge-offs and non-performing loans in the first quarter of 2010 as compared to the same period in 2009, and management’s concerns over the effects that the recent recession, including the deteriorating housing market, falling real estate values and high unemployment rates, will have on the Company’s loan portfolio. The results for first quarter of 2010 also included an increase in revenue of $3,201,000, which was partially offset by an increase in noninterest expense of $1,765,000 as compared to the first quarter of 2009. Two acquisitions that were completed in the fourth quarter of 2009 had a significant impact on the Company’s balance sheet and income statement as compared to the first quarter of 2009. In the fourth quarter of 2009, the Bank completed the purchase of three banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A., located in Crittenden, Dry Ridge and Warsaw, Kentucky and a portfolio of selected commercial loans originated by Integra Bank’s Covington, Kentucky loan production office. This transaction added $76 million in deposits and $107 million in loans. The Bank also announced in the fourth quarter that investment professionals from Tapke Asset Management, LLC (“TAM”) joined the Bank.

A summary of the Company’s results follows:

First Quarter ended March 31,	2010	2009	Change

Net income	$1,860,000	$2,816,000	(34)%

Net income available for common shareholders	$1,350,000	$2,558,000	(47)%

Earnings per common share, basic	$0.24	$0.46	(48)%

Earnings per common share, diluted	$0.24	$0.46	(48)%

Net interest income increased $2,698,000, or 26% in the first quarter of 2010, as compared to the same period in 2009, while the net interest margin, on a tax equivalent basis, increased 11 basis points from 3.58% in the first quarter of 2009 to 3.69% in the first quarter of 2010. The increase in net interest income was the result of the growth in earning assets, which increased $261 million, or 22% on average from the first quarter of 2009.

The provision for loan losses increased by $2,975,000 (195%) in the first quarter of 2010, as compared to the same period in 2009. Contributing to this increase were higher levels of charge-offs in the first quarter of 2010, as compared to the same period in 2009, and management’s concerns over the declining housing market, falling real estate values and overall deteriorating economic conditions. The Company recorded $4,046,000 in net charge-offs in the first quarter of 2010 as compared to $682,000 in the first quarter of 2009. The Company’s non-performing loans as a percentage of total loans were 1.91% as of March 31, 2010, as compared to .84% as of March 31, 2009, and the annualized net charge-offs to average loans increased from .27% in the first quarter of 2009 to 1.41% in the first quarter of 2010. On a sequential basis, the provision for loan losses of $4,500,000 in the first quarter of 2010 equaled the provision in the fourth quarter of 2009, while non-performing loans decreased 17% from $25.6 million (2.21% of total loans) at December 31, 2009 to $21.8 million (1.91% of total loans) at March 31, 2010. Also, net charge-offs on a sequential basis increased from $3,125,000 (1.12% of loans) in the fourth quarter of 2009 to $4,046,000 (1.40% of loans) in the first quarter of 2010. As a result of the impact that current economic conditions have had on the Company’s loan portfolio, the allowance for loan losses (ALL) increased $4,854,000 (45%) from March 31, 2009. As a result of the added allowance, the ALL has increased from 1.05% of loans at the end of the first quarter of 2009 to 1.37% of loans at the end of the first quarter of 2010. Removing the loans purchased from Integra, the ALL would be 1.51% of loans. The loans from Integra were purchased at a discount of .98%, and current accounting does not allow this discount to be added to the ALL. The adequacy of the ALL is analyzed quarterly and adjusted as necessary to maintain appropriate reserves for probable incurred losses in the loan portfolio.

Non-interest income increased 12% ($503,000) in the first quarter of 2010, as compared to the same period in 2009, while non-interest expense increased 20% ($1,765,000) from the same period last year. Contributing to the increase in non-interest income was in trust income, service charges and bankcard revenue, which was offset with a decrease in gains on the sales of securities and gains on the sale of real estate loans. Contributing to the increase in trust fees was the TAM acquisition. The first quarter of 2010 included $141,000 in gains on the sale of Other Real Estate Owned (“OREO”) properties, which was the result of a payment received in litigation on a OREO property sold for a loss in the third quarter of 2009. Non-interest expense in the first quarter of 2010 included the full quarter effect of both the Integra branch acquisition and the TAM acquisition. Added personnel from the TAM and Integra acquisitions contributed to the 14% ($566,000) increase in salaries and benefits. Occupancy and equipment expense for the first quarter of 2010 included a $100,000 write down of a banking office that is currently available for sale. Contributing to the increase in other expenses was increased FDIC insurance and loan collection & OREO expense which increased $186,000 (47%) and $189,000 (104%) respectively from the first quarter of 2009.

Total assets were $1.596 billion at the end of the first quarter of 2010, which was $280 million or 21% higher than the same date a year ago. Total loans, investments and fed funds sold grew $116 million (11%), $81 million (51%) and $71 million (428%) respectively, from March of 2009 and were funded by an increase in deposits of $279 million or 25%. Total deposits included approximately $50 million in short term deposits from one corporate customer.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	First Quarter Comparison
	3/31/10	3/31/09	% Chg
Income Statement Data
Interest income	$16,773	$15,113	11%
Interest expense	3,839	4,877	(21)%

Net interest income	12,934	10,236	26%
Provision for loan losses	4,500	1,525	195%

Net interest income after provision for loan losses	8,434	8,711	(3)%
Non – interest income	4,605	4,102	12%
Non – interest expense	10,613	8,848	20%

Net income before income taxes	2,426	3,965	(39)%
Provision for income taxes	566	1,149	(51)%

Net income	1,860	2,816	(34)%
Preferred Stock Dividends & Amortization	510	258	98%

Net Income Available to Common Shareholders	$1,350	$2,558	(47)%

Per Common Share Data
Diluted earnings per common share	0.24	0.46	48%
Cash dividends declared	0.28	0.28	0%
Earnings Performance Data
Return on common equity	5.03%	10.11%	(508	)bps
Return on assets	.48%	.89%	(41	)bps
Net interest margin	3.63%	3.50%	13	bps
Balance Sheet Data
Investments	$240,550	$159,192	51%
Total loans	1,142,609	1,026,845	11%
Allowance for loan losses	15,607	10,753	45%
Total assets	1,595,554	1,315,329	21%
Total deposits	1,376,468	1,097,811	25%
Total borrowings	67,609	71,050	(5)%
Common Stockholders’ equity	107,952	103,711	4%
Preferred Stock	33,311	33,007	1%
Common Shares Outstanding	5,666,707	5,612,607	1%

	Five-Quarter Comparison
	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Income Statement Data
Net interest income	12,934	12,162	11,417	$10,978	$10,236
Provision for loan losses	4,500	4,500	4,000	2,800	1,525

Net interest income after provision for loan losses	8,434	7,662	7,417	8,178	8,711

Service charges and fees	2,267	2,408	2,444	2,289	2,015
Gain on sale of real estate loans	322	276	223	478	526
Gain on sale of securities	—	465	—	—	263
Trust fee income	550	322	288	271	230
Bankcard transaction revenue	673	615	579	551	491
Gains/(Losses) on Other Real Estate Owned	141	14	(594)	39	13
Other non-interest income	652	616	636	594	564

Total non-interest income	4,605	4,716	3,576	4,222	4,102

Salaries and employee benefits expense	4,565	4,086	4,006	4,048	3,999
Occupancy and equipment expense	1,450	1,139	1,158	1,169	1,237
Data processing expense	461	426	392	385	394
State bank taxes	490	433	456	456	452
Amortization of intangible assets	384	258	258	283	296
FDIC Insurance	585	553	429	1,027	399
Other non-interest expenses	2,678	2,351	2,299	2,217	2,071

Total non-interest expense	10,613	9,246	8,998	9,585	8,848

Net income before income tax expense	2,426	3,132	1,995	2,815	3,965
Income tax expense	566	804	450	744	1,149

Net income	1,860	2,328	1,545	2,071	2,816
Preferred Stock Dividends & Amortization	510	509	506	519	258

Net Income Available to Common Shareholders	$1,350	$1,819	$1,039	$1,552	$2,558

Per Common Share Data
Diluted earnings per common share	0.24	0.32	0.18	0.27	0.46
Cash dividends declared	0.28	0.00	0.28	0.00	0.28
Weighted average common shares outstanding
Basic	5,666,707	5,622,142	5,615,475	5,612,607	5,611,607
Diluted	5,681,515	5,652,722	5,695,096	5,658,818	5,611,607
Earnings Performance Data
Return on common equity	5.03%	6.76%	3.95%	5.96%	10.11%
Return on assets	.48%	.63%	.46%	.62%	.89%
Net interest margin	3.63%	3.57%	3.64%	3.53%	3.50%
Net interest margin (tax equivalent)	3.69%	3.65%	3.72%	3.61%	3.58%

	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Balance Sheet Data
Investments	$240,550	$214,567	$153,732	$163,260	$159,192
Total loans	1,142,609	1,156,640	1,110,202	1,052,033	1,026,845
Allowance for loan losses	15,607	15,153	13,778	11,816	10,753
Total assets	1,595,554	1,563,659	1,391,669	1,334,114	1,315,329
Total deposits	1,376,468	1,343,003	1,150,764	1,119,335	1,097,811
Total borrowings	67,609	66,450	91,005	65,356	71,050
Common Stockholders’ equity	107,952	107,907	105,728	105,325	103,711
Preferred Stock	33,311	33,226	33,142	33,057	33,007
Common Shares Outstanding	5,666,707	5,666,707	5,616,707	5,612,607	5,612,607
Average Balance Sheet Data
Average investments	$216,280	$182,769	$161,026	$159,767	$123,123
Average other earning assets	77,147	44,822	20,516	36,244	35,120
Average loans	1,153,099	1,123,355	1,065,031	1,050,749	1,027,391
Average earning assets	1,446,526	1,350,946	1,246,573	1,246,760	1,185,634
Average assets	1,572,174	1,455,496	1,346,674	1,344,100	1,282,008
Average deposits	1,354,035	1,236,465	1,128,342	1,127,982	1,080,699
Average interest bearing deposits	1,161,137	1,064,344	967,968	967,030	936,503
Average interest bearing transaction deposits	702,534	629,018	546,114	556,248	536,141
Average interest bearing time deposits	458,603	435,326	421,854	410,782	400,362
Average borrowings	67,144	67,517	67,553	67,383	73,397
Average interest bearing liabilities	1,288,281	1,131,861	1,035,521	1,034,413	1,009,900
Average Common stockholders equity	107,929	106,818	105,506	104,518	102,579
Average Preferred stock	33,269	33,184	33,100	33,032	16,504
Asset Quality Data
Allowance for loan losses to total loans	1.37%	1.31%	1.24%	1.12%	1.05%
Allowance for loan losses to non-performing loans	72%	59%	54%	80%	89%
Nonaccrual loans	$21,692	$23,826	$24,046	$12,105	$7,636
Loans – 90 days past due & still accruing	114	1,736	1,351	1,943	1,022

Total non-performing loans	21,806	25,562	25,397	14,048	8,658
OREO and repossessed assets	1,535	1,381	1,015	1,209	1,259

Total non-performing assets	23,341	26,943	26,412	15,257	9,917

Restructured loans-accruing	6,332	3,568	—	632	3,492
Non-performing loans to total loans	1.91%	2.21%	2.29%	1.34%	.84%
Non-performing assets to total assets	1.47%	1.73%	1.91%	1.15%	.76%
Annualized charge-offs to average loans	1.41%	1.12%	.76%	.68%	.27%
Net charge-offs	$4,046	$3,125	$2,038	$1,737	$682

About BKFC

BKFC, a bank holding company with assets of approximately $1.596 billion, offers banking and related financial services to both individuals and business customers. BKFC operates thirty-one branch locations and forty-seven ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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